                                                                     EXHIBIT 8.1

                         [BAKER & MCKENZIE LETTERHEAD]

Trenwick Group Inc.                                              August 23, 2000
One Canterbury Green
Stamford, Connecticut 06901

Trenwick Group Ltd.
Continental Building
25 Church St.
Hamilton HM 12
Bermuda

     Re: U.S. Federal Income Tax Consequences of the Acquisition of the Assets and the Assumption of the Liabilities of Trenwick Group Inc. by Trenwick Group Ltd.

Ladies and Gentlemen:

     We have acted as your counsel, in connection with the acquisition of the assets and the assumption of the liabilities (the "Reorganization") of Trenwick Group, Inc., a Delaware corporation ("Trenwick") by Gowin Holdings International Limited, a newly formed Bermuda holding company which has changed its name to Trenwick Group Ltd. ("TGL"), pursuant to the Amended and Restated Agreement, Scheme of Arrangement and Plan of Reorganization by and among LaSalle Re Holdings Limited, LaSalle Re Limited, Trenwick and TGL dated as of March 20, 2000 and amended as of June 28, 2000 (the "Reorganization Agreement").

     Pursuant to the Reorganization, each share of common stock, $0.10 par value per share, of Trenwick (the "Trenwick Shares") shall be converted into the right to receive 1 common share, $0.10 par value per share, of TGL (the "TGL Shares") subject to adjustment in accordance with Section 2.7 of the Reorganization Agreement.

     You have requested certain opinions regarding the U.S. federal income tax treatment of the Reorganization.

     In providing these opinions, we have relied on and assumed the accuracy of (without any independent investigation or review thereof) (i) the description of the transaction as set forth in the Reorganization Agreement and the exhibits thereto, (ii) the description of the transaction as set forth in the joint proxy statement and prospectus on Schedule 14A (file no. 1-15389) (the "Registration Statement"), (iii) the representations provided by Trenwick concerning certain facts underlying and relating to the Reorganization, and (iv) the representations provided by TGL concerning certain facts underlying and relating to the Reorganization.

     Based upon and subject to the foregoing, it is our opinion that:

          (i) no gain or loss will be recognized by United States shareholders of Trenwick upon the receipt of solely TGL Shares pursuant to the Reorganization Agreement (except with respect to cash received in lieu of a fractional share interest in TGL shares);

          (ii) the Reorganization will qualify as a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

          (iii) Trenwick will be required to recognize gain, but not loss, with respect to each asset it transfers to TGL pursuant to the Reorganization under section 367(a) of the Code; and

          (iv) the discussions of the material United States federal income tax consequences to Trenwick and its shareholders and to TGL and the subsidiaries and the shareholders of TGL set forth in the Proxy Statement under the captions "The Transactions -- Material Income Tax Consequences of the Transactions -- Taxation of the Transactions -- United States," "The Transactions -- Material Income Tax Consequences of the
     Transactions -- Taxation of Trenwick Group Ltd. and Its Subsidiaries after the

     Transactions -- United States," and "The Transactions -- Material Income Tax Consequences of the Transactions -- Taxation of Shareholders of Trenwick Group Ltd. -- United States" are complete and accurate in all material respects, but are limited by the qualifications set forth in the Proxy Statement section captioned "The Transactions -- Material Income Tax Consequences of the Transactions."

     This opinion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusions.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm under the headings "The Transaction -- Material Income Tax Consequences of the Transactions" and "Legal Matters". In giving this consent, this firm does not thereby admit that it comes within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                          Sincerely,

                                          /s/ BAKER & MCKENZIE
                                          --------------------------------------
                                               Baker & McKenzie